                                                                    EXHIBIT 99.1

                                  Press Release

                   Pinnacle Airlines releases December Traffic


MEMPHIS TENN. (JANUARY 9TH, 2006) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), released its passenger and traffic levels for December 2005 today.

For December, Pinnacle flew 462.9 million Available Seat Miles ("ASMs"), an increase of 11.0% over December 2004 levels. Revenue Passenger Miles ("RPMs") expanded 29.1% to 346.0 million. Passenger Load Factor was 74.7%, an increase of
10.4 points over December 2004 levels. Pinnacle transported 699,250 Customers during the month, 27.1% more than the same period last year.

Also for the month, Pinnacle operated 36,179 block hours and completed 20,574 cycles, increases of 11.4% and 10.8%, respectively, over December 2004 levels. The term "block hour" refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term "cycle" refers to an aircraft's departure and corresponding arrival.

For the full year 2005, Pinnacle flew 5.7 billion ASMs, an increase of 35.9% over 2004 levels. RPMs expanded 42.6% to 4.1 billion. Passenger Load Factor was 72.0%.

During the year, Pinnacle flew 8.1 million Customers, an increase of 27.8% over 2004 levels, setting a record for the Company.

                                DECEMBER TRAFFIC

                          2005                  2004              CHANGE
ASMs (000)              462,923               416,899              11.0%
RPMs (000)              346,024               267,994              29.1%
Load Factor                74.7%                 64.3%             10.4 pts
Passengers              699,250               550,107              27.1%
Block Hours              36,179                32,481              11.4%
Cycles                   20,574                18,573              10.8%

                            FULL YEAR TRAFFIC TOTALS

                          2005                  2004              CHANGE
ASMs (000)              5,732,773             4,219,078            35.9%
RPMs (000)              4,129,039             2,894,776            42.6%
Load Factor                  72.0%                 68.6%            3.4 pts
Passengers              8,104,918             6,339,766            27.8%
Block Hours               432,900               323,810            33.7%
Cycles                    249,262               201,816            23.5%

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 124 Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul, and its two focus cities of Milwaukee and Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,450 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.


                                      # # #